Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 5 to Form S-4 Registration Statement of our report dated March 1, 2010 relating to the consolidated financial statements of Mariner Energy, Inc. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosures” and Accounting Standards Codification Topic 805, “Business Combinations” ) and the effectiveness of Mariner Energy, Inc. and subsidiaries’ internal control over financial reporting, excluding the internal control over financial reporting of the subsidiaries of Edge Petroleum Corporation acquired by Mariner Energy, Inc. on December 31, 2009, appearing in the annual report on Form 10-K of Mariner Energy, Inc. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP
Houston, Texas
September 30, 2010